UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 29, 2007

Claire's Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-08899	59-0940416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 S.W. 129th Avenue, Pembroke Pines, Florida		33027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-433-3900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 29, 2007, Claire’s Stores, Inc. (the "Company") completed its merger (the "Merger") with Bauble Acquisition Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Bauble Holdings Corp. ("Parent"), pursuant to the Agreement and Plan of Merger, dated as of March 20, 2007, by and among Merger Sub, Parent and the Company (the "Merger Agreement"). Parent was formed by Apollo Management VI, L.P. together with certain affiliated co-investment partnerships (the "Sponsor").

On May 29, 2007, the Company notified the New York Stock Exchange (the "NYSE") that the Merger was consummated, pursuant to which holders of the Company’s common stock and Class A common stock (other than holders of shares held in the Company’s treasury or owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company, as well as shares held by stockholders who properly demanded statutory appraisal rights) became entitled to receive $33.00 per share in cash, without interest, for each share of the Company’s common stock and Class A common stock. The Company requested that its common stock be suspended from the NYSE, effective at the close of market on May 29, 2007.

Item 3.03 Material Modifications to Rights of Security Holders.

On May 29, 2007, pursuant to the terms of the Merger Agreement, each share of the Company’s common stock and Class A common stock (other than shares held in the Company’s treasury or owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company, as well as shares held by stockholders who properly demanded statutory appraisal rights) issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $33.00 per share in cash, without interest.

Item 5.01 Changes in Control of Registrant.

On May 29, 2007, pursuant to the terms of the Merger Agreement, the Sponsor consummated the acquisition of the Company through the Merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the Merger. As a result of the Merger, the Company is 100% owned by Parent. Parent is held by the Sponsor.

The aggregate purchase price paid for all of the shares of common stock and Class A common stock of the Company was approximately $3.1 billion. The aggregate purchase price and related fees and expenses were funded by new credit facilities provided by Credit Suisse, Cayman Islands Branch, Bear Stearns Corporate Lending Inc., Lehman Commercial Paper Inc., LaSalle Bank National Association, Mizuho Corporate Bank, Ltd., Natixis, and SunTrust Bank, and private offerings of debt securities, as well as by equity financing from the Sponsor.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon consummation of the Merger, each of E. Bonnie Schaefer, Marla L. Schaefer, Ira D. Kaplan, Bruce G. Miller, Steven H. Tishman, Ann Spector Lieff, and Martha Clark Goss ceased to be members of the board of directors of the Company on May 29, 2007. In addition, in connection with the consummation of the Merger, E. Bonnie Schaefer and Marla L. Schaefer ceased to be the Company’s Co-Chairmen of the Board of Directors and Co-Chief Executive Officers of the Company.

Following these board resignations on May 29, 2007, two new directors were elected by the Company’s stockholders to the Company’s board of directors: Peter Copses, Senior Partner of the Sponsor, and Lance Milken, Principal of the Sponsor. It has not yet been determined which committees of the board of directors these two new directors will serve on.

On May 29, 2007, Eugene S. Kahn was appointed Chief Executive Officer of the Company. From May 2001 to January 2005, Mr. Kahn was Chairman of the Board of Directors and Chief Executive Officer of The May Department Stores Company. Mr. Kahn joined May in 1990 and during his time there held various positions including, President and Chief Executive Officer of G. Fox, President and Chief Executive Officer of Filene’s, a division of May, Vice Chairman, Executive Vice Chairman and President and Chief Executive Officer. In the aggregate, Mr. Kahn has 36 years of experience in the retail industry. Mr. Kahn is 57 years old.

Item 8.01 Other Events.

On May 29, 2007, the Company issued a press release announcing the completion of the merger of the Company with an affiliate of the Sponsor.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 – Claire’s Stores, Inc., Press Release dated May 29, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Claire's Stores, Inc.

June 4, 2007	By:	/s/ Ira D. Kaplan

Name: Ira D. Kaplan
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Claire's Stores, Inc. Press Release dated May 29, 2007